Exhibit (a)(1)(K)
WILLIS GROUP HOLDINGS LIMITED
(the “Company”)
PAPER ELECTION WITHDRAWAL NOTICE
To Willis Group Holdings Limited:
     I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on July 8, 2009 (the “Offering Materials”), and completed the election form, in which I elected to tender my Eligible Option(s). Unless the context otherwise requires, words and expressions used but not otherwise defined herein will have the same meanings as set forth in the Offering Materials. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the Offering Materials, none of my Eligible Options will be repurchased and will instead continue to be governed by the Company’s Amended and Restated 2001 Share Purchase and Option Plan and the relevant option agreement(s) between the Company and me. I further understand that this Notice will only be effective upon receipt by the Company in the manner described in the Offering Materials and such receipt must occur prior to the expiration of the Offer.
     I have completed and signed this Paper Election Withdrawal Notice exactly as my name appears on my original election form.

Signature:

Print Name:

Employee ID,
if Applicable:

Date:

Address:

FAX, EMAIL OR HAND DELIVER THIS ENTIRE WITHDRAWAL FORM BY
NO LATER THAN 5:00 P.M., NEW YORK (EASTERN DAYLIGHT) TIME, ON AUGUST 6, 2009.
Fax to +44 (0)20 3124 7495
Email to shareplans@willis.com
Hand deliver to:
Shaun Bryant
Willis Group Holdings Limited
c/o Willis Group Limited
The Willis Building
51 Lime Street
London, EC3M 7DQ
England
or
Nicole Napolitano
Willis Group Holdings Limited
One World Financial Center
200 Liberty Street, 7th Floor
New York, New York 10281
USA
or
Debra Enderle
Willis North America Inc.
26 Century Boulevard
Nashville, Tennessee 37214
USA
DELIVERY OF YOUR WITHDRAWAL FORM OTHER THAN VIA FACSIMILE, EMAIL OR
HAND DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER
ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.
Withdrawal Terms & Conditions:
1.	If you return this Paper Election Withdrawal Notice and it is not fully completed, the Company may treat it as if it were fully completed.

2.	You agree that your decision to withdraw from the Offer is entirely voluntary and is subject to the terms and conditions of the Offering Materials.

3.	Neither your participation in the Offer nor this withdrawal shall be construed so as to grant you any right to remain in the employ of the Company or any of its subsidiaries and shall not interfere with the ability of your current employer to terminate your employment relationship at any time with or without cause (subject to the terms of your employment contract, if any).

4.	For the exclusive purpose of implementing, administering and managing your participation in or withdrawal from the Offer, you hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its subsidiaries and affiliates. You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the

Company, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Offer (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources department representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Offer. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources department representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Offer. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources department representative.

5.	You acknowledge that you may be accepting part or all of the Offer and the terms and conditions of this withdrawal in English and you agree to be bound accordingly.

6.	You agree that participation in the Offer is governed by the terms and conditions set forth in the Offering Materials and this Paper Election Withdrawal Notice. You acknowledge that you have received the Offering Materials and have been afforded the opportunity to consult with your own investment, legal and/or tax advisors before making an election to participate in or reject the Offer and that you have knowingly accepted or rejected the Offer. You agree that any and all decisions or interpretations of the Company upon any questions relating to the Offer and this Paper Election Withdrawal Notice will be given the maximum deference permitted by law, although you have all rights accorded to you under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.